Exhibit 99.2

Newfield Exploration Announces 2011 Capital Investment Program,
Production Growth Forecast of 8-12% within Cash Flow
Two-thirds of ’11 budget dedicated to oil projects, domestic oil to grow 50%
Company announces new oil play in Arkoma Woodford

FOR IMMEDIATE RELEASE

Houston – (February 7, 2011) -- Newfield Exploration Company (NYSE: NFX) today announced its 2011 capital investment program and expectations for production growth. In addition, Newfield disclosed initial drilling results from a new oil resource play, located in the Arkoma Basin’s Woodford Shale play in Oklahoma.

Newfield plans to invest approximately $1.7 billion in 2011. The planned budget excludes capitalized interest and overhead of approximately $170 million. This budget approximates the Company’s estimate of 2011 cash flow from operations. Approximately two-thirds of the 2011 budget will be allocated to oil projects and substantially all of the remainder is planned for “liquids rich” gas plays.

For 2011, Newfield expects that its production will be 312 – 323 Bcfe, up 8 –12% over 2010. Domestic oil production is expected to increase about 50% in 2011. Natural gas production is expected to remain flat in 2011, despite a significant reduction in natural gas investments.

“We are committed to living within our means,” said Lee K. Boothby, Chairman, President and CEO. “Since the beginning of 2009, we have funded our capital expenditures within cash flow, including a large portion of our acquisitions along the way. We have proved the merits of a diversified asset portfolio and are making improved capital allocation decisions throughout the Company. With our continuing view that natural gas prices will remain challenged in 2011, we are directing our investments to oil plays that deliver premium returns.”

                 Approximately 70% of the Company’s expected 2011 gas production is hedged, with 45% hedged at a weighted-average fixed price of $6.26 per MMbtu and 25% hedged using 3-way collars with weighted-average prices per MMbtu of $4.50 x $5.95 x $7.71.  Approximately 70% of the Company’s expected 2011 domestic oil production is hedged, with 28% hedged at a weighted-average fixed price of $81.51 per barrel and 42% hedged using 3-way collars with weighted-average prices per barrel of $61.61 x $77.58 x $107.76. Complete details on Newfield’s hedge position can be found on the Company’s website in the @NFX publication.

The “Oily” Woodford, Arkoma Basin – Oklahoma

Newfield also disclosed a new resource play located on a significant portion of the Company’s Woodford Shale acreage in the Arkoma Basin of southeast Oklahoma. Newfield believes the play is prospective on approximately 15% of its 172,000 net acres.

To date, Newfield has drilled six wells in this new play. Peak gross production (24-hour) from five of the six wells averaged 1,410 BOEPD. Approximately 35% of the hydrocarbon stream is oil (API gravity of 41 degrees), with the remainder 1,300 Btu gas.

Newfield has more than 30 days of production on four of the wells completed to date. Initial 30-day gross production from these wells averaged approximately 950 BOEPD.  The four wells have continued to show strong production with 60-day and 90-day gross averages of approximately 840 BOEPD and 760 BOEPD, respectively. One of the six wells (excluded from the above averages) has an insufficient completion and produced approximately 275 BOEPD over its first 30 days. The wells have an average lateral length of approximately 8,500’ and were drilled and completed for less than $8.5 million gross. Newfield has substantially a 100% working interest in these wells.

Boothby said, “Our success in the oily Woodford is another great example of the depth of our portfolio and our commitment to focus on oil and liquids-rich assets. We have been assessing this play throughout 2010 and our results create excitement for its potential on the western portion of our existing Woodford acreage, including about 11,000 net acres we leased in 2009 and 2010. Because our Woodford gas play is substantially held by production, our 2011 efforts can focus on our oily Woodford inventory.”

Newfield plans to drill 12 to 18 additional wells in this play in 2011. To date, the Company has identified more than 100 drilling locations and the inventory continues to develop.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                               Steve Campbell (281) 847-6081
 Danny Aguirre (281) 668-2657
Media Relations:                                   Keith Schmidt (281) 674-2650
Email:                                                       info@newfield.com

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